EXHIBIT 10.1

THIS THIRD SUBLEASE AMENDING AGREEMENT is made as of the later date that this agreement is executed by both parties

BETWEEEN:
SONIC SOLUTIONS
(hereinafter called “Sonic”)

OF THE FIRST PART
AND
ENTRUST, INC.
(hereinafter called “Entrust”)

OF THE SECOND PART

WHEREAS:

A.
Sobrato Interests II, a California limited partnership (the “Master Lessor”), as landlord, and Entrust, as tenant, entered into a certain lease dated November 14, 2000 for the building commonly known as 455 El Camino Real, Santa Clara, California, which lease was amended by a first amendment to lease made July 26, 2001, and was further amended by an amendment of lease made August 12, 2002 (the lease as so amended being herein called the “Master Lease”);

B.
Entrust, as sublessor, and Roxio, as sublessee, entered into a certain sublease agreement made as of October 31, 2001 which sublease was amended by an amending agreement made as of September 30, 2002 (the sublease as so amended being herein called the “Roxio Sublease”);

C.	By a landlord’s consent to sublease entered into between the Master Lessor, Entrust and Roxio, the Master Lessor consented to the Roxio Sublease;

D.
From and after December 17, 2004, Roxio assigned to Sonic all of its right, title and interest in the Roxio Sublease and the parties amended said sublease pursuant to a tri-partite agreement made December 17, 2004 (the Roxio Sublease as so amended herein called the “Sublease”).

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained and subject to the terms and conditions hereinafter set forth, the parties agree to amend the Sublease as follows:

1.
EXERCISE OF OPTION TO EXTEND. The term of the Sublease will be extended to March 31, 2011 pursuant to section 2.2 of the Sublease. For greater certainty, the Sublease will expire on March 31, 2011 (rather than April 30, 2011 as originally contemplated in section 2.2 of the Sublease), unless extended to May 14, 2011 pursuant to Section 5(i) of this Amending Agreement.

2.	BASE RENT DURING OPTION PERIOD. Effective December 1, 2006, the monthly Base Rent shall be according to the following rate schedule, multiplied by 75,598 square feet:

Rental Period	Monthly Base Rental Rate/Sq foot
December 1, 2006 - November 30, 2007	$1.26
December 1, 2007 - November 30, 2008	$1.30
December 1, 2008 - November 30, 2009	$1.34
December 1, 2009 - November 30, 2010	$1.38
December 1, 2010 - March 31, 2011	$1.42
if applicable, April 1, 2011 - May 14, 2011	$1.42

3.
LETTER OF CREDIT: Section 13.2 of the Sublease shall be amended to adjust the Letter of Credit to one million dollars (US$1,000,000), with no further adjustments, up or down. Except as amended by the foregoing sentence, all other terms and conditions of such section 13.2 to continue unamended.

4.
FURNITURE: Upon the expiration date of the Sublease, Entrust, Inc. shall be deemed to have sold the Furniture to Sonic Solutions (and Sonic Solutions shall be deemed to have purchased the same) on a completely “as is, where is” basis for $1.00. Sonic Solutions acknowledges and agrees that Entrust, Inc. provides no representations or warranties whatsoever with respect to the Furniture. Further, Sonic Solutions acknowledges and agrees to remove all of the Furniture from the Subleased Premises prior to the end of the term of the Sublease unless Sonic Solutions enters into a new lease for the Subleased Premises with the Master Lessor as contemplated by section 4 of this agreement. If any taxes are eligible on the value of the Furniture transferred, such taxes shall be Sonic Solution’s responsibility.

5.
NEW LEASE WITH MASTER LESSOR: Entrust, Inc. enjoys the benefit of an option to extend the term of the Master Lease for a further five (5) year period commencing May 15, 2011. Entrust, Inc. acknowledges that Sonic Solutions may wish to enter into a new lease with the Master Lessor for the Subleased Premises upon the expiration of the initial term of the Master Lease on May 14, 2011. To this end, Entrust, Inc. will agree to (1) waive its option to extend the term of the Master Lease; and (2) pay to Sonic $75,000; provided, however that Sonic Solutions first provides written notice to Entrust delivered not later than June 30, 2010 (being forty five (45) days prior to the exercise date of such option to extend) that it has agreed to enter into a new lease with the Master Lessor for the period commencing May 15, 2011, and in which case the following shall apply:

(i) the term of the Sublease shall be extended, on the same terms and conditions, to May 14, 2011;

(ii) Sonic Solutions agrees to obtain the Master Lessor’s agreement that Entrust, Inc. is released of any obligation to remove any Alterations (as defined by the Master Lease) or restore the Premises, failing which, Sonic Solutions agrees to assume all of Entrust, Inc.’s obligations with respect to the condition or state of the Premises (including without limitation, the Initial Tenant Improvements, notwithstanding section 7.2 of the Sublease to the contrary) upon the expiration of the term of the Master Lease, including without limitation, Entrust Inc.’s obligations pursuant to sections 3C, 6B and 12A of the Master Lease; and

(iii) Sonic Solutions shall deposit with the Master Lessor a letter of credit in substitution of Entrust, Inc.’s Security Deposit held by the Master Lessor pursuant to section 4C of the Master Lease, or alternatively (at Sonic Solutions’s option), arrange for the release of the letter of credit deposited by Entrust, Inc.

with the Master Lessor in satisfaction of such Security Deposit under the Master Lease, such substitution or release, as the case may be, to be completed prior July 15, 2011.

Such $75,000 payment will be due from Entrust upon completion of the requirements set out in paragraphs 5(ii) and 5(iii) above by Sonic Solutions.

6.
INTERPRETATION. Unless and to the extent specifically provided to the contrary in this agreement, where used in this agreement any word or term which is specifically defined in the Sublease shall have the same meaning as ascribed to it in the Sublease.

7.
COUNTERPARTS AND FACSIMILE. This amending agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original and all executed counterparts taken together shall constitute one agreement. Each of the parties hereto may execute this amending agreement by signing any such counterpart. Each party hereto agrees that a copy of any signature page of this amending agreement with a facsimile form of the signature of the person or persons signing this amending agreement on behalf of such party shall constitute all required evidence of the execution and delivery of this amending agreement by such party, it being agreed by the parties that execution of this amending agreement by facsimile transmission is binding. Each party that executes this amending agreement by facsimile transmission, shall as soon as reasonably practicable thereafter forward to each of the other parties originally executed copies of the same.

8.
INCONSISTENCY. In the event of any inconsistency or conflict between the terms of this amending agreement and the terms of the Sublease with respect to the matters which are the subject of this amending agreement, the terms of this amending agreement shall control.

9.	RATIFICATION. Except as expressly amended by this amending agreement, the terms and provisions of the Sublease are hereby ratified, confirmed, and shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have duly executed this amending agreement.

SIGNED, SEALED AND DELIVERED In the presence of

	)	SONIC SOLUTIONS
)
)
	)	Per:
	)	Name:
	)	Title:
	)	Date:
)
	)	ENTRUST, INC.
)
)
	)	Per:
	)	Name:
	)	Title:
	)	Date:
)